Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into effective as of the ____ day of _____________, 2022 (the “Effective Date”), by and between NEXTPLAT CORP, a Nevada corporation with offices at 3250 Mary Street, Suite 410, Coconut Grove, Florida 33133 (the “Corporation”), and ROBERT BEDWELL (the “Employee”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B. The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1. Terms of Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Employee shall serve as Chief Compliance Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the CEO of the Corporation. During the Term (as defined in Section 3), the Employee shall devote all of his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the CEO. Employee shall notify Corporation of any physical, mental, or emotional incapacity resulting from injury, sickness or disease that affects Employee’s ability to carry out the duties and responsibilities of Employee’s position.

3. Terms of Employment.

The term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on the Effective Date. The term of this Agreement may be extended by the CEO, at his sole and absolute discretion, for additional terms of one (1) year each (each a “Renewal Term For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”. In the event the Corporation determines that it is not offering the Employee a Renewal Term, the Corporation may, but is not obligated to provide Employee with a “non-renewal letter”.

4. Compensation of Employee.

(a) The Corporation shall pay the Employee as compensation for his services hereunder, in bi-weekly installments during the Term, the sum of $125,000.00 (the “Annual Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations and monthly advances against the salary. The Corporation shall review the Base Salary on an annual basis and has the right, but not the obligation, to increase it.

(b) Equity Awards. Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the CEO AND Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan. Initially, Employee shall be entitled to and receive as additional compensation 50,000.00 shares in Share Awards in the form of stock options with a vesting schedule as follows: i) 25,000.00 shares of the Share Awards shall vest on the one-year anniversary of the Employee’s commencement of Employment as set forth herein; ii) 10,000.00 shares of the Share Awards shall vest on the two-year anniversary of the Employee’s commencement of Employment as set forth herein; and iii) 15,000.00 shares of the Share Awards shall vest on the three-year anniversary of the Employee’s commencement of Employment as set forth herein.

(c) The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses which may be modified from time to time without notice. Notwithstanding, upon the commencement of the Employee’s employment with the Corporation, the Corporation will provide Employee with an expense advance in the sum of $5,000.00 for initial projected expenses.

5. Termination.

(a) This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Employee’s death;

(ii) upon the Employee’s “Total Disability” (as defined in Section 22(c)(3) of the Internal Revenue Code of 1986, as amended);

(iii) subject to relevant provisions contained herein, upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Corporation’s option, at any time upon thirty (30) days prior written notice to the Employee. In such event, the Corporation shall pay Employee the lesser of six (6) months’ salary or the balance of salary owed to the Employee based upon the remaining time left in the Term at the time written notice is given;

(v) at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(b), below, as constituting “Cause” for termination by the Corporation.

(vi) Nothing in this Section 5(a) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. s.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. s12101 et seq.

(b) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation after a Change in Control Transaction, including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Employee reports, which failure, if curable, is not cured within thirty (30) days after written notice to the Employee thereof; or

(v) gross negligence or willful misconduct in the performance of Employee’s assigned duties; or

(vi)  any material breach of this Agreement by Employee, which breach, if curable, is not cured within fifteen (15) days after written notice to the Employee of such breach.

6. Effects of Termination.

(a) Upon termination of the Employee’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of six (6) months following the Employee’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Corporation to Employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of death or Total Disability earned prior to the date of termination.

(b) Upon termination of the Employee’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Employee’s employment for an additional one (1) year period and the Employee chooses not to continue in the employ of the Corporation, the Employee shall be entitled to receive only the accrued but unpaid compensation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Employee or otherwise determines that it will not be offering a Renewal Term, then the Employee shall be entitled to the same severance benefits as if the Employee’s employment were terminated pursuant to Section 5(a)(iii); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Employee’s employment was terminated due to Section 5(a)(v) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Employee’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), the Employee shall be entitled to and be paid (i) accrued but unpaid compensation and vacation pay through the date of Termination, less withholding of all applicable taxes; (ii) the reimbursement of documented unreimbursed expenses incurred prior to such date; and (iii) payment on a pro-rated basis, calculated as of the date of termination, of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of the Employee’s termination of employment, less withholding of all applicable taxes.

(d) Any payments required to be made hereunder by the Corporation to the Employee shall continue to the Employee’s beneficiaries in the event of his death until paid in full.

(e) The Employee agrees that the termination of this Agreement or the expiration of the term of this Agreement or the termination of the Employee’s employment by the Corporation pursuant to the terms hereof shall not release the Employee from any of the Employee’s non-competition, non-disclosure and/or non-solicitation obligations contained herein.

7. Time Off. In additional to standard holidays, the Employee shall be entitled to take reasonable amounts of time off for vacation, illness, and personal matters during which period his salary shall be paid in full. Discretionary absences of longer than one week should be scheduled at such time or times as the Employee and the Corporation shall determine is mutually convenient and must be approved in advance by the CEO of the Corporation.

8. Disclosure of Confidential Information.

(a) The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, developments, customer dealings, financial and other data, accounting methods, third party contracts and agreements, know-how, trade secrets and business plans. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Employee has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder.

(b) The Employee affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Employee’s employment with the Corporation terminates for any reason, the Employee shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Corporation, provided same do not contain any Confidential Information whatsoever.

(d) Post-Termination Assistance. Upon the Employee’s termination of employment with the Corporation, the Employee agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Corporation and the orderly transfer of work to other employees of the Corporation following any termination of the Employees’ employment. The Employee further agrees that Employee will provide, upon reasonable notice, such information and assistance to the Corporation as may reasonably be requested by the Corporation in connection with any audit, governmental investigation, litigation, or other dispute in which the Corporation is or may become a party and as to which the Employee has knowledge; provided, however, that (i) the Corporation agrees to reimburse the Employee for any related out-of-pocket expenses, including travel expenses, and (ii) any such assistance may not unreasonably interfere with Employee’s then current employment. The Employee specifically acknowledges and agrees that any payments owed to the Employee, to be paid post-termination, may be withheld by the Corporation until such time as Employee fully complies with this provision. Employee acknowledges and agrees that such provision is fair and reasonable, and Employee has voluntarily agreed to the terms and conditions of this provision. This provision shall survive the termination of the Employee’s employment with the Corporation.

9. Non-Competition and Non-Solicitation.

(a) The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Employee’s employment hereunder for a period of six (6) months after the termination of Employee’s employment for whatever reason, and regardless whether the termination is voluntary or involuntary, within the Territory.

(b) The Employee hereby agrees and covenants that he shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Employee shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Employee’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and for a period of one (1) year after the termination of the Employee’s employment for whatever reason, and regardless whether the termination in voluntary or involuntary, within the Territory. The Employee hereby acknowledges and agrees that if the Employee’s employment with the Corporation is terminated, the Employee will be able to earn a livelihood without violating any of the restrictions contained in this Agreement concerning non-competition, non-solicitation of employees, non-solicitation of customers or otherwise, and the Employee’s ability to earn such a livelihood without violating such restrictions is a material condition to the Corporation’s employment of the Employee.

In addition,

(1) The Employee hereby agrees and covenants that he shall not, without prior written consent of the Corporation, engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean eCommerce sales, development and/or services, including, but not limited to, those in connection to “crypto” related businesses and services, which shall also include, but not be limited to, commerce, development, sales and/or service relating to NFTs, which compete with the Corporation.

(2) The Employee hereby agrees and covenants that he shall not, without prior written consent of the Corporation, recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation.

(3) The Employee hereby agrees and covenants that he shall not, without prior written consent of the Corporation, attempt in any manner to solicit or accept from any customer of the Corporation, with whom Employee had significant contact during Employee’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; or

(4) Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation.

(5) Notwithstanding the provisions contained herein, the Corporation acknowledges that the Employee currently provides (strictly) educational services that do not involve his employment activities with the Corporation. The Corporation agrees and shall permit Employee to continue providing such educational services in the manner and to the extent in which Employee is currently performing such services.

With respect to the activities described in this Section (9), particularly including, but not limited to, the subsections (1), (2), (3) and (4) above, the restrictions of this shall continue during the Term and, upon termination of the Employee’s employment for a period of one (1) year thereafter. Further, the obligations as set forth pursuant to these Sections shall be extended by the length of time during which the Employee shall have been in breach of any of the provisions of this Agreement. The provisions of this Section (9) shall expressly survive termination of this Agreement and/or termination of the Employee’s employment with the Corporation.

10. Inventions and Patents.

Employee agrees that all (i) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, financial methodology, financial analysis methodology, funding procedures, and all similar or related information which directly relate to the business of the Corporation or any of its subsidiaries or affiliates, or to the business or other businesses which the Corporation or any of its subsidiaries or affiliates has taken action to pursue, and (ii) research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Corporation, its subsidiaries or its affiliates (collectively, the “Work Product”) belong to the Corporation or such subsidiary or affiliate. Employee will promptly disclose all such Work Product to the Corporation, and will perform all actions reasonably requested by the Corporation (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery to the Corporation of such assignments, consents, powers of attorney and other instruments which the Corporation may request from time to time).

11. Section 409A.

The provisions of this Agreement are intended to comply, where applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

12. Indemnification.

The Employee shall indemnify and save the Corporation harmless from and against any and all claims, demands, and actions against the Corporation arising out of the Employee’s activities or the Employee’s breach of this Agreement, and shall reimburse the Corporation for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees, which the Corporation pays or becomes obligated to pay by reason of such activities or breach. The provisions of this Section shall not be construed to void or limit any of the other rights granted to the Corporation or duties assumed by the Employee pursuant to this Agreement.

The Corporation shall indemnify and save the Employee harmless from and against any and all claims, demands, and actions against the Employee arising out of the Employee’s activities during the course and scope of the Employee’s employment with the Corporation, and shall reimburse the Employee for any and all costs, damages and expenses, including, without limitation, all reasonable attorney’s fees, which the Employee pays or becomes obligated to pay by reason of such activities, unless such claims, demands and/or actions arise out of the Employee’s negligence, willful misconduct or unlawful behavior.

The provisions of this Section 12 shall expressly survive termination of this Agreement and/or termination of the Employee’s employment with the Corporation.

13. Miscellaneous.

(a) The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by him of this Agreement, specifically including, but not limited to, Sections 8, 9, or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) This is a personal services employment agreement. Consequently, the Employee may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Corporation.

(c) The Employee hereby represents and warrants to the Corporation that, except as otherwise disclosed in this Agreement, as of the date of this Agreement, the Employee is not subject to or otherwise restricted by the terms, provisions or conditions of any other non-competition, non-solicitation and/or other covenant or restriction with respect to any former employer of the Employee or otherwise, and that the Employee may freely, and without restriction, (i) solicit prospective customers, suppliers, employees, agents, managers, consultants, directors, and independent contractors for and on behalf of the Corporation, and (ii) compete, and assist the Corporation to compete, with any and all competitors of the Corporation, for and on behalf of the Corporation, subject only to the terms, provisions and conditions of this Agreement. The representations and warranties of the Employee set forth under this provision shall expressly survive termination of this Agreement and/or termination of the Employee’s employment with the Corporation.

(d) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. It is the intention of the parties that the provisions of this Agreement hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid, a Court of competent jurisdiction is empowered and authorized to delete or modify as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

(e) No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(f) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(g) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

IN ANY LAWSUIT BROUGHT BY OR AGAINST THE EMPLOYEE ARISING OUT OF OR OTHERWISE RELATED TO, DIRECTLY OR INDIRECTLY, THIS AGREEMENT AND/OR THE EMPLOYEE’S EMPLOYMENT WITH THE CORPORATION, THE EMPLOYEE HEREBY WAIVES THE RIGHT TO A JURY TRIAL. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ AND UNDERSTANDS EACH AND EVERY ONE OF THE PROVISIONS SET FORTH IN THIS AGREEMENT HEREINABOVE AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

(j) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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CORPORATION:
NEXTPLAT CORP

By: CHARLES M. FERNANDEZ,

Title: Executive Chairman and CEO

EMPLOYEE:

By: ROBERT BEDWELL